Exhibit 4.2

ESCROW AGREEMENT

THIS AGREEMENT is made as of January 27, 2012.

AMONG:

CANADIAN STOCK TRANSFER COMPANY INC., a company existing under the laws of Canada (the “Escrow Agent”)

- and -

SEASPAN CORPORATION, a corporation incorporated under the laws of the Marshall Islands (the “Company”)

- and -

The securityholders identified in Schedule “A” of this Agreement (each a “Security Holder” and collectively the “Security Holders”)

WHEREAS the Company and the Security Holders entered into a Share Purchase Agreement dated as of January 27, 2012 (as amended, the “Purchase Agreement”), pursuant to which the Company is purchasing from the Security Holders all of the Company Shares and acquiring all of the Incentive Shares (each as defined in the Purchase Agreement), owned directly or indirectly, by the Company. The Purchase Agreement provides that the Company shall deposit 586,212 shares of Class A common stock of the Company (or any Class A common stock issued by the Company in exchange for or in replacement thereof) in segregated escrow accounts titled in the name of the respective Security Holders to be held by Escrow Agent to secure the Company’s right to indemnification set forth in the Purchase Agreement;

WHEREAS the foregoing statements of fact and recitals are made by the parties hereto other than the Escrow Agent;

AND WHEREAS the Escrow Agent is willing to act as the escrow agent hereunder and to hold, administer and distribute the securities deposited with it in accordance with the terms of this Agreement.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties each intending to be legally bound, agree as follows:

ARTICLE ONE

INTERPRETATION

1.1 Definitions.

The terms listed below and used herein shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

(a)	“affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act of 1933, as amended.

(b)	“Business Day” means a day (a) other than a Saturday or Sunday and (b) on which commercial banks are open for business in the province of British Columbia, the State of New York and the city of Hong Kong.

(c)	“Cash Payment Notice” shall have the meaning set forth in Section 2.5(a).

(d)	“Claim” shall have the meaning set forth in Section 2.5(a).

(e)	“Demand Amount” shall have the meaning set forth in Section 2.5(a).

(f)	“Determination” shall have the meaning set forth in Section 2.5(a).

(g)	“Documents” shall have the meaning set forth in Section 3.7.

(h)	“Effective Date” shall have the meaning set forth in Section 3.10.

(i)	“Escrow Termination Date” shall mean the first anniversary of the Closing Date.

(j)	“Indemnified Parties” shall have the meaning set forth in Section 3.5.

(k)	“Joint Written Direction” shall mean a written direction executed by the Company and the Security Holders directing Escrow Agent to disburse all or a portion of the Securities or to take or refrain from taking an action pursuant to this Agreement.

(k)	“KLW Trust” means The Kevin Lee Washington 1999 Trust II.

(l)	“KRW Trust” means The Kyle Roy Washington 2005 Irrevocable Trust U/A/D July 15, 2005.

(m)	“Objection Notice” shall have the meaning set forth in Section 2.5(a).

(m)	“Per Share Value” means the volume-weighted average trading price of the Company’s Class A common shares on The New York Stock Exchange for the 90 trading days immediately preceding the Closing Date (as the same may be appropriately adjusted for any stock split or other reorganization affecting the Company’s Class A common shares after the Closing Date).

(n)	“Purchase Agreement” shall have the meaning set forth in the recitals to this Agreement.

(o)	“Securities” means shares of Class A common stock of the Company, in the amounts set forth opposite the name of each Security Holder in Schedule “A” hereto, and any Class A common shares or other securities issued by the Company in exchange for or in replacement of the shares set forth on Schedule “A” hereto (including, without limitation, any Class A common shares issued as a result of a stock split or other reorganization).

(p)	“Thetis” means Thetis Holdings Ltd.

ARTICLE TWO

ESCROW PROVISIONS

2.1 Appointment of Escrow Agent.

The Company and the Security Holders hereby appoint the Escrow Agent to serve as escrow agent and the Escrow Agent hereby agrees to act as escrow agent in accordance with the terms of this Agreement.

2.2 Delivery into Escrow.

The Company hereby places and deposits in escrow the Securities with the Escrow Agent, and the Escrow Agent will credit the segregated accounts of the Security Holders with the Escrow Shares, in book-entry form.

The Escrow Agent shall have no liability or responsibility for any property until it is in fact received by the Escrow Agent.

2.3 Holding of Securities.

The Securities, when delivered, will be held by the Escrow Agent in the name of the Security Holders and dealt with in accordance with the provisions of this Agreement.

The parties hereby agree that the Securities and the beneficial ownership of or any interest in them shall not, without the prior written consent of the Company and the Escrow Agent, be sold, assigned, hypothecated, alienated, released from escrow, transferred within escrow, or otherwise in any manner dealt with, without the express written escrow, or otherwise in any manner dealt with except as may be required by reason of the death or bankruptcy of any Security Holder, in which cases the Escrow Agent shall hold the Securities subject to this Agreement, for whatever person, firm or corporation shall be legally entitled to be or become the registered owner thereof, provided such person, firm or corporation shall agree to be bound by the terms of this Agreement.

2.4 Value of Securities

The Securities to be deposited and distributed pursuant to this Agreement shall be rounded to the nearest whole number and shall be valued at the Per Share Value price per share.

2.5 Release of Securities.

The Company and the Security Holders hereby direct the Escrow Agent to retain the Securities (including any replacement securities) and not to do or cause anything to be done to release the same from escrow or to allow any transfer, hypothecation or alienation thereof, except in accordance with the terms of this Agreement.

The Securities shall be released from escrow as follows:

(a) Release for Indemnification.

(i) The Company may deliver to the Escrow Agent a claim in writing (a copy of which shall be sent contemporaneously to the Security Holders by the Company) (a “Claim”) setting forth that the Company reasonably believes in good faith that there is or has been a breach of a representation, warranty or covenant contained in the Purchase Agreement or that the Company is otherwise entitled to indemnification pursuant to Article X of the Purchase Agreement and describing in reasonable detail the facts and circumstances of the claim, the basis upon which indemnification is sought pursuant to the Purchase Agreement, the amount of Indemnifiable Damages that exist with respect to such claim if then ascertainable and, if not ascertainable, the estimated amount thereof (the “Demand Amount”). The Company shall instruct the Escrow Agent to release, subject to the other provisions of this Section 2.5, a number of shares from the Securities which, when multiplied by the Per Share Value, equals the Demand Amount. The Escrow Agent shall have no responsibility for determining or calculating the amounts and number of shares set forth in this Section 2.5(a)(i) and the Company and or the Security Holders shall promptly provide detailed written instructions with respect to this Section 2.5(a)(i). Notwithstanding anything to the contrary contained in this Agreement, any Claim not received by the Escrow Agent and the Security Holders prior to 5:00 p.m. Pacific Time on the Escrow Termination Date shall be of no effect.

(ii) Unless the Escrow Agent receives from the Security Holders a written notice (a) of objection to a Claim (the “Objection Notice”) and/or (b) that any Security Holder has satisfied its pro rata portion of the Claim in cash (“Cash Payment Notice”), which notices may be combined, and in each case, a copy of which shall be sent contemporaneously to the Company by the Security Holders) prior to 5:00 p.m. Pacific Time on the 20th calendar day after receipt of the related Claim by the Escrow Agent, the Escrow Agent shall release to the Company, as soon as possible after the 20th calendar day, in satisfaction of the Demand Amount set forth in such Claim, the number of Securities which, when multiplied by the Per Share Value, equals the Demand Amount, allocated among the Security Holders as follows: 25% to the KLW Trust, 25% to the KRW Trust and 50% to Thetis, to the address or account of the Company set forth in Schedule A. In any Objection Notice, the Security Holders may state an objection to all or a portion of the Demand Amount sought in such Claim. If the Security Holders object to only a portion of such Demand Amount, such Objection Notice shall instruct the Escrow Agent to release, and the Escrow Agent shall release, to the Company in accordance with this Section 2.5(a)(ii) the number of shares from the Securities which, when multiplied by the Per Share Value, equals that portion of the Demand Amount that is not contested by the Security Holders.

(iii) In the event that the Security Holders deliver to each of the Escrow Agent and the Company an Objection Notice within the time period specified in Section 2.5(a)(ii), the Escrow Agent shall not release the number of shares from the Securities relating to the contested portion of the Demand Amount or the unspecified Indemnifiable Damages, as the case may be, until the Escrow Agent receives a Determination (hereinafter defined). If the Security Holders deliver an Objection Notice to any Claim within the time period specified in Section 2.5(a)(ii), the Security Holders and the Company shall attempt in good faith to resolve the dispute related to the Claim. If the Company and the Security Holders resolve such dispute, such written resolution shall be binding on the Company and the Security Holders, and a settlement agreement signed by the Company and the Security Holders or other Joint Written Direction shall be sent to the Escrow Agent, which shall, upon receipt thereof, release the applicable shares from the Securities in accordance with this Agreement. Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Company and the Security Holders, the Escrow Agent may assume without inquiry that such dispute has not been resolved. If the Company and the Security Holders fail to reach agreement with respect to the contested Claim within 45 days of the delivery of the Objection Notice, either the Company or the Security Holders may commence Proceedings with respect to such disputed items in accordance with Section 11.8 of the Purchase Agreement. For purposes of this Escrow Agreement, a “Determination” shall mean: (x) a written settlement signed by both the Company and the Security Holders or other Joint Written Direction, or (y) a court order or a decision of an arbitrator delivered by the presenting party. In all cases, the Determination shall indicate that all or a specified portion of the Demand Amount is to be released to the Company from the Securities, or that no amount from the Securities is to be released to the Company. Any such Demand Amount specified to be released to the Company in a Determination shall promptly be delivered by Escrow Agent to the Company to the address or account specified in Schedule A. The parties acknowledge and agree that the Escrow Agent shall be entitled absolutely to rely and act upon any such order received, even if such order is found not to be final and subject to further appeal and potential reversal.

(iv) In the event that any Security Holder delivers to each of the Escrow Agent and the Company a Cash Payment Notice within the time period specified in Section 2.5(a)(ii), the Company and the Security Holder shall deliver to the Escrow Agent, within ten Business Days of receipt of the Cash Payment Notice by the Company a Joint Written Direction, confirming that such Security Holder has paid in cash all or a portion of its pro rata portion of the Claim not contested by the Security Holders, and such notice shall instruct the Escrow Agent to release, and the Escrow Agent shall release to the Security Holder, the number of shares from the Securities which, when multiplied by the Per Share Value, equals the portion of the Security Holder’s pro rata portion of the Demand Amount paid by the Security Holder in cash. If the Security Holder pays only a portion of such Demand Amount in cash, such Joint Written Direction shall instruct the Escrow Agent to release, and the Escrow Agent shall release, to the Company in accordance with this Section 2.5(a)(ii) the number of shares from the Securities which, when multiplied by the Per Share Value, equals that portion of the Demand Amount that has not been paid in cash by the Security Holder. The Company and the Security Holders hereby agree that the purpose of the Joint Written Direction contemplated in this Section 2.5(a)(iv) is to allow the Company the opportunity to confirm calculation of the cash payment and receipt thereof.

(v) Upon the release of any Securities from escrow in connection with a Claim, the Escrow Agent shall provide notice to each Security Holder, at the address set forth in Schedule A, of the amount of Securities of the Security Holder remaining is escrow.

(b) Release of Securities.

Within three (3) Business Days following the Escrow Termination Date, the Escrow Agent shall release any remaining Securities to the Security Holders, at each Security

Holder’s address or brokerage account as specified in Schedule A, less any amount of Securities which, when multiplied by the Per Share Value, is necessary to satisfy any Demand Amounts pending at such time upon the Escrow Termination Date. Any amounts retained by the Escrow Agent with respect to pending Demand Amounts shall be released in accordance with Section 2.5(a). If any such pending claim is resolved through a Determination after the Escrow Termination Date for an amount less than the amount retained by the Escrow Agent in respect thereof under this Section 2.5(b), the Escrow Agent shall within three (3) Business Days of releasing Escrow Shares to the Company in satisfaction of such claim, release to the Security Holders an aggregate number of Securities which, when multiplied by the Per Share Value, equals the difference between the amount necessary to satisfy any remaining pending claims and the amount paid to the Company in satisfaction of the settled claim. The Escrow Agent shall have no responsibility for determining or calculating the amounts and number of shares set forth in this Section 2.5(b) and the Company and/or the Security Holders shall provide detailed written instructions with respects to this Section 2.5(b).

2.6 Dividends

If during the period in which any of the Securities are retained in escrow pursuant hereto, any dividend is received by the Escrow Agent in respect of the Securities, other than in connection with a stock split, whether effected directly or through a stock dividend, shall be forthwith paid or transferred to the respective Security Holders entitled thereto to each Security Holder’s address or brokerage account as specified on Schedule A for stock dividends, and to each Security Holder’s bank account, as specified on Schedule A, for cash dividends, and shall not be subject to the terms of this Agreement.

2.7 Voting Rights

All voting rights attached to the Securities shall at all times be exercised by the respective registered owners thereof.

ARTICLE THREE

RIGHTS AND DUTIES OF THE ESCROW AGENT

3.1 Rights and Duties of Escrow Agent.

The Escrow Agent shall not be liable for any action taken or omitted by it in good faith, excepting only loss or other liability caused by its own gross negligence, wilful misconduct, fraud or lack of good faith. Under no circumstances shall the Escrow Agent be liable for any special, indirect, incidental, consequential, exemplary or punitive losses or damages hereunder, including any loss of profits, whether foreseeable or unforeseeable.

3.2 Retain Experts.

The Escrow Agent may appoint such agents and employ or retain such counsel, accountants, engineers, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties and determining its rights hereunder and may pay reasonable remuneration for all services performed by any of them, without taxation of costs of any counsel, and shall not be responsible for any misconduct solely on the part of any of them. The Company and the Security Holders shall pay or reimburse the Escrow Agent for any reasonable fees, expenses and disbursements of such counsel, advisors, agents or other experts as set forth in Section 3.6.

3.3 Reliance on Experts.

The Escrow Agent may act and rely and shall be protected in acting and relying in good faith on the opinion or advice of or information obtained from any agent, counsel, accountant, engineer, appraiser or other expert or adviser, retained or employed by the Company or the Escrow Agent, in relation to any matter arising in the performance of its duties under this Agreement.

3.4 Express Duties.

The Escrow Agent shall have no duties or responsibilities except as expressly provided in this Agreement and shall have no liability or responsibility arising under any other agreement, including any agreement referred to in this Agreement, to which the Escrow Agent is not a party.

3.5 Indemnity.

In addition to and without limiting any other protection of the Escrow Agent hereunder or otherwise by law, the Company and each Security Holder hereby agree, in the amounts set forth in Section 3.6, to indemnify and hold harmless the Escrow Agent and it officers, directors, employees and agents (collectively, the “Indemnified Parties”) harmless from and against any and all liabilities, losses, claims, damages, penalties, actions, suits, demands, levies, costs, expenses and disbursements including any and all reasonable legal and adviser fees and disbursements of whatever kind or nature which may at any time be suffered by, imposed on, incurred by or asserted against the Escrow Agent, whether groundless or otherwise, howsoever arising from or out of any act, omission or error of the Escrow Agent in connection with its acting as Escrow Agent hereunder unless arising from the gross negligence or wilful misconduct or bad faith on the part of any Indemnified Party. The Indemnified Parties shall have the right to select and employ one counsel to represent all of the Indemnified Parties with respect to any action or claim brought or asserted against them, unless the Indemnified Parties have been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnified Parties, and the reasonable fees of such counsel (and such counsel’s reasonable costs and expenses) shall be paid, upon demand, by the Company and the Security Holders in the amounts set forth in Section 3.6. Notwithstanding any other provision hereof, this indemnity shall survive the removal or resignation of the Escrow Agent and the termination of this Agreement.

3.6 Remuneration.

Each of the Company and the Security Holders agrees to pay or reimburse, as applicable, the Escrow Agent for 50% of (a) the Escrow Agent’s fees for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule A attached hereto and (b) upon its written request (accompanied by reasonable evidence of the incurrence and amount of such cost or expense), for all (i) reasonable out-of-pocket expenses, disbursements and advances reasonably incurred or made by the Escrow Agent in the administration of its duties hereunder (including, without limitation, reasonable legal fees and expenses and the reasonable compensation and disbursements of all other advisers, agents and assistants not regularly in its employ) and (ii) other indemnifiable claims pursuant to Section 3.5. The parties hereto agree that if any of the Escrow Agent’s undisputed fees, expenses and disbursements are unpaid by the responsible party for more than 30 days after the payment due date, then the Escrow Agent has the right to withhold the release of any Securities to such party until such fees, expenses and disbursements are paid in full.

3.7 Validity of Certificates, etc.

The Escrow Agent shall be protected in acting and relying upon any notice, request, waiver, consent, receipt, direction, instruction, affidavit or other paper, writing or document (collectively referred to as “Documents”) furnished to it and purporting to have been executed or issued by any officer or person required to or entitled to execute and deliver to the Escrow Agent any such Documents in connection with this Agreement, not only as to its due execution and the validity and effectiveness of it provisions, but also as to the truth or accuracy of any information therein contained, which it in good faith believes to be genuine.

The Escrow Agent shall have the right not to act and shall not be liable for refusing to act unless it has received clear and reasonable documentation that complies with the terms of this Agreement. Such documentation must not require the exercise of any discretion or independent judgment by the Escrow Agent.

3.8 Anti-Money Laundering.

The Escrow Agent shall have the right not to act and shall not be liable for refusing to act under this Agreement if, due to a lack of information or for any other reason, the Escrow Agent it its reasonable judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Should the Escrow Agent, in its reasonable judgment, determine at any time that its acting under this Agreement has resulted in the Escrow Agent being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then the Escrow Agent shall have the right to resign on 20 days’ written notice to the Company, provided (i) that the written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified or shown not to exist to the Escrow Agent’s satisfaction within such 20 day period, then such resignation shall not be effective.

3.9 Termination

Notwithstanding any provisions contained in this Agreement, if the Escrow Agent continues to hold the Securities in escrow after five (5) years from the date of this Agreement, then the Escrow Agent shall return the Securities to the Company to be held in trust for the Security Holders (subject to any continuing indemnification claims made by the Company prior to the Escrow Termination Date) and the duties and obligations of the Escrow Agent under this Agreement shall cease immediately.

3.10 Replacement of the Escrow Agent.

The Escrow Agent may resign and be discharged from all further duties and obligations hereunder by giving to the Company thirty (30) days’ written notice of the effective date of resignation (“Effective Date”). In the event of the Escrow Agent resigning, the Company shall, with the consent of the Security Holders (which consent shall not be unreasonably withheld or delayed) forthwith appoint a successor agent. Upon the Effective Date, if the Company has not appointed a successor agent, the Security Holders may appoint a successor agent, with the consent of the Company (which consent shall not be unreasonably withheld or delayed). Failing such appointment by the Security Holders within thirty (30) days from the Effective Date, the Escrow Agent may, at the expense of the Company and the Security Holders in the amounts set forth in Section 3.6, petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. Escrow Agent’s sole responsibility after any such second thirty (30) day notice period expires shall be to hold the Securities and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a court order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate.

Any new escrow agent appointed pursuant to the provisions of the section shall be a corporation authorized to carry on the business of an escrow agent in the Province of British Columbia. On any new appointment, the new escrow agent shall be vested with the same powers, rights, duties and obligations as if it had been originally named herein as escrow agent, without any further assurance, conveyance, act or deed. The Escrow Agent, upon receipt of payment for any outstanding amounts for its services and expenses then unpaid, shall transfer, deliver and pay over to such successor escrow agent, who shall be entitled to receive, all cash and property on deposit with such predecessor hereunder.

3.11 Entire Agreement.

This Agreement sets forth exclusively the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into the agreement against the Escrow Agent, including any agreement referred to in this Agreement to which the Escrow Agent is not a party.

3.12 Not Required to Expend its own Funds.

None of the provisions contained in this Agreement or any supplement shall require the Escrow Agent to expend or risk its own funds or otherwise incur financial liability in performing its duties or in the exercise of any of its rights or powers.

ARTICLE FOUR

GENERAL

4.1 Notice.

Unless herein otherwise provided, any notice to be given hereunder to the Company, the Escrow Agent or the Security Holder shall be deemed to be validly given if delivered or if sent by mail, postage prepaid, or by overnight delivery (providing proof of delivery) or if transmitted by facsimile:

if to the Company

Seaspan Corporation

Attn: Corporate Secretary

Unit 2 – 7th Floor, Bupa Centre

141 Connaught Road West

Hong Kong

Facsimile No.: (604) 638-2595

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, Tenth Floor

Portland, OR 97209-4128

Attention: David S. Matheson

Facsimile No.: (503) 727-2008

if to the Escrow Agent:	Canadian Stock Transfer Company Inc.

Canadian Stock Transfer Company Inc.

1600-1066 West Hastings St.

Vancouver, BC

V6E 3X1

Attention: Van Bot

Facsimile: 604-688-4301

if to the Security Holders:	To the name and address or facsimile
number on Schedule “A” to this Agreement

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or, if mailed, on the third (3rd) Business Day following the date of the postmark on such notice or, if transmitted by facsimile, on the next Business Day following the date of transmission.

The Company, the Escrow Agent or the Security Holder, as the case may be, may from time to time notify the other parties in the manner provided in this Section of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Company or the Escrow Agent or the Security Holder, as the case may be, for all purposes of this agreement.

If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees any notice to be given to the Escrow Agent or the Company or the Security Holder hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered, or sent by facsimile transmission.

4.2 Representation.

Each party represents that it has the power and authority to enter into and perform its obligations under this Agreement, that the person or persons signing this Agreement on behalf of the named party are properly authorized and empowered to sign it and that the Agreement is valid and binding on the party and enforceable against the party in accordance with its terms.

4.3 Invalidity.

If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired.

4.4 Currency.

All amounts stated herein are expressed in United States dollars.

4.5 Amendment.

No provision of this Agreement shall be deemed waived, amended or modified by any party unless such waiver, amendment or modification is in writing and signed by the parties hereto.

4.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and said counterparts shall constitute one and the same instrument.

4.7 Successors and Assigns.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as may be otherwise specifically provided herein, no assignment shall be made of this Agreement without the prior written consent of the parties hereto, except that the Company may assign this Agreement to one or more of its Affiliates without the prior consent of the other parties hereto; provided, however, that the Company shall remain liable for all of its obligations under this Agreement.

4.8 Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and any actions, proceedings, claims or disputes regarding it shall be resolved by the courts in that province.

4.9 Consent to Jurisdiction and Venue.

In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the courts of or located in British Columbia shall have the sole and exclusive jurisdiction over any such proceeding. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this section of this Agreement with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties hereto irrevocably to waive the right to trial by jury in any litigation related to or arising under this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above by their duly authorized signing officers.

SEASPAN CORPORATION		CANADIAN STOCK TRANSFER COMPANY INC.

By:	/s/ Sai W. Chu	By:	/s/ Van Bot
Name:	Sai W. Chu	Name:	Van Bot
Title:	Chief Financial Officer	Title:	Authorized Signatory

		By:	/s/ Kathy Straw
		Name:	Kathy Straw
		Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above by their duly authorized signing officers.

SECURITY HOLDERS

The Kevin Lee Washington 1999 Trust II

By: Copper Lion, Inc., as trustee

By:	/s/ Christopher Hawks
Name:	Christopher Hawks
Title:	President

Kyle Roy Washington 2005 Irrevocable Trust U/A/D July 15, 2005

By Copper Lion, Inc., as trustee

By:	/s/ Christopher Hawks
Name:	Christopher Hawks
Title:	President

THETIS HOLDINGS LTD.

By:	/s/ Graham Porter
Name:	Graham Porter
Title:	Director

Schedule “A”

1.	Securities to be Deposited

Security Holder:	Number of Shares of Class A Common Stock:

The Kevin Lee Washington 1999 Trust II	146,553
c/o Copper Lion, Inc., Trustee
P.O. Box 2490
Jackson, Wyoming
83001-2490
Attention:
Facsimile: ( )

With a copy to:

Lawrence R. Simkins, President

Washington Corporations

101 International Drive

P.O. Box 16630

Missoula, MT 5980

(406) 523-1300

lsimkins@washcorp.com

Security Holder:	Number of Shares of Class A Common Stock:

Kyle Roy Washington 2005 Irrevocable Trust
u/a/d July 15, 2005	146,553
c/o Copper Lion, Inc., Trustee
P.O. Box 2490
Jackson, Wyoming
83001-2490
Attention:
Facsimile: ( )

With a copy to:

Lawrence R. Simkins, President

Washington Corporations

101 International Drive

P.O. Box 16630

Missoula, MT 5980

(406) 523-1300

lsimkins@washcorp.com

Security Holder:	Number of Shares of Class A Common Stock:

Thetis Holdings Ltd.	293,106
Walkers Corporate Services
Walker House
87 Mary Street
George Town, Grand Cayman, Cayman Islands
KY1-9001
Attention: Managing Director and Secretary, marked “Urgent”
Facsimile: +1 345 949 7886

With a copy to:

Mr. Graham Porter, marked “Urgent”

c/o Tiger Ventures Limited

1401Jardine House

1 Connaught Place

Central, Hong Kong

Facsimile: +852 2160 5199

E-mail: graham.porter@tigergroup.hk

2.	Account Information for Distribution of Cash Dividends:

Kevin Lee Washington 1999 Trust II

Bank Name: First Interstate Bank, Jackson, WY

Bank ABA Routing Number: # 092901683

Account Name: Kevin Washington 1999 Trust II

Account Number: # 1400976922

Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005

Bank Name: First Interstate Bank, Jackson, WY

Bank ABA Routing Number: # 092901683

Account Name: The Roy Dennis Washington 2005 Irrevocable Trust Agreement FBO

Kyle Roy Washington

Account Number: # 1400977813

Thetis Holdings Ltd.

Iban: CH14 0483 5085 3266 1200 0

Acc. Name: Thetis Holdings Ltd.

Bank: Credit Suisse AG, Zürich

Swift: CRES CH ZZ 80A

Clearing No.:4835

Credit Suisse Private Banking

Att. Christian Blum

P.O. Box 500

8070 Zurich, Switzerland

3.	Brokerage Accounts for Distribution of Escrow Shares:

Kevin Lee Washington 1999 Trust II

Delivery Instructions

DTC #0418

Citigroup Global Markets

A/C #554-XXX69-15-833

Account Name: The Kevin Lee Washington 1999 Trust II

Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005

Delivery Instructions

DTC #0418

Citigroup Global Markets

A/C #554-XXX7C-18-833

Account Name: The Kyle Roy Washington 2005 Irrevocable Trust

Thetis Holdings Ltd.

Iban: CH14 0483 5085 3266 1200 0

Acc. Name: Thetis Holdings Ltd.

Bank: Credit Suisse AG, Zürich

Swift: CRESCHZH80A

Clearing No.:4835

Credit Suisse Private Banking

Att. Christian Blum

P.O. Box 500

8070 Zurich, Switzerland

The Company: Instruct Transfer Agent to return shares to Treasury.

4.	Escrow Agent Fee.	One time payment in the amount of $4,000.

5.	Amendments to this Schedule A. Sections 2 and 3 of this Schedule A may be amended by giving written notice to the Escrow Agent at the address set forth in Section 4.1 of this Agreement at least three (3) Business Days prior to any distribution, and in accordance with Section 4.1 of this Agreement.